Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the use in this Registration Statement on Form S-1 of our report dated March 9, 2005 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the change in method of accounting for stock-based compensation as described in Note 2) relating to the financial statements of Bill Barrett Corporation appearing in the Prospectus, which is part of this Registration Statement.
We also consent to the reference to us under the heading “Experts” in such Prospectus.
/s/ Deloitte & Touche LLP
Denver, Colorado
August 8, 2005